Exhibit 10.1

METHODE ELECTRONICS, INC.
2014 OMNIBUS INCENTIVE PLAN

ANNUAL BONUS PERFORMANCE UNIT
FORM AWARD AGREEMENT

This Annual Bonus Performance Unit Award Agreement, effective as of ________ __, 201_ (the “Award Agreement”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and ____________________ (“Grantee”).

WHEREAS, the Company desires to reward Grantee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to award to Grantee the annual bonus Performance Unit described herein under the Company’s 2014 Omnibus Incentive Plan (the “Plan”), subject to the terms and conditions set forth herein and in the Plan.

1.    General. This Award Agreement and the Performance Unit awarded herein are subject to all of the provisions of the Plan applicable to Performance Units and Qualified Performance-Based Awards. Unless the context otherwise requires, capitalized terms used herein shall have the same meanings as in the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and has read the Plan and fully understands its content. In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

2.    Grant. The Company hereby grants to Grantee an annual bonus Performance Unit with a value equal to the dollar amount[s] set forth on Exhibit A based on the achievement of the corresponding Performance Goal[s] set forth on such exhibit (the “Award”). This Award is intended to be a Qualified Performance-Based Award within the meaning of Section 11 of the Plan.

For each Performance Goal certified as achieved by the Committee, the Company will pay to Grantee the amount set forth on Exhibit A hereto corresponding to the respective Performance Goal. Unless the Award is properly deferred under the terms of the Plan, the Performance Unit shall be settled and paid in cash within 2 ½ months after the end of the Performance Period (or earlier as provided in the Plan).

3.    Construction. This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. The construction and operation of this Award Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

4.    Amendment. This Award Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Committee.

5.    Severability. In the event that any provision or portion of this Award Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Award Agreement shall be unaffected thereby and shall remain in full force and effect.

6.    Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a

“Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect. The arbitrator will be an attorney licensed to practice law in the State of Illinois. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Except as set forth below, each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties. In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs. In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.

7.    Section 409A Compliance. It is the intention of the Company and the Grantee that the Award and other benefits awarded under this Award Agreement shall be exempt from the requirements of Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this interpretation. In the event that the Company or the Grantee reasonably determines that any award under this Award Agreement may be subject to Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to cause the Award and other benefits awarded under this Award Agreement to (i) be exempt from Section 409A, or (ii) otherwise comply with the requirements of Section 409A.

8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.    Entire Agreement and Clawback Policy. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement. This Agreement and the Award granted hereunder are subject to any Company Clawback Policy in effect as of the date of this Agreement or as subsequently amended, modified or replaced and the terms of any Change of Control Agreement between the Company and Grantee, as the same may be amended from time to time, if any.

10.    No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment or services by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment or service of the Grantee.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

METHODE ELECTRONICS, INC.

By:
Isabelle C. Goossen
Its:    Chair, Compensation Committee